UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
__________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 14, 2009

GCA I ACQUISITION CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-52431	14-1973529
(State or Other Jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification Number)

115 East 57th Street, New York, New York 10022
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  (646) 486-9770

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

G	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

G	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

G	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

G	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On August 14, 2009, GCA I Acquisition Corp. and Bixby Energy Systems, Inc. jointly engaged a certain middle-market, boutique FINRA member investment bank on an exclusive basis to assist them in obtaining project financing for Bixby’s pilot carbon conversion technology plant in Cheylan, West Virginia.  While, subject to the availability of financing, the plant is expected to eventually consist of a system incorporating four full-scale units and one quarter-scale unit, the financing contemplated by the engagement  includes only an amount sufficient to cover the capital expenditures associated with the one quarter-scale unit and a single full-scale unit, together with an as-yet undetermined amount of associated operating and overhead capital.  It is contemplated that a financing may occur in one or series of transactions.  Any financing introduced or arranged by the investment bank is contingent upon the closing of the previously disclosed pending merger between GCA and Bixby, and it is anticipated that a financing will occur contemporaneously with the closing of the merger. Currently, no terms, structure or pricing of any financing have been established, and it is possible that any such financing shall not have occured as of the time the merger closes.

Under the terms of the engagement agreement, the investment bank or its affiliates will, to the extent requested by GCA and Bixby:

•	Develop a master plan for financing the project;

•	Perform due diligence on GCA and Bixby and the project at a level commensurate with the type of investor and structure expected to be involved in the proposed financing;

•	Assist in the preparation of offering materials with respect to the proposed financing;

•	Introduce GCA and Bixby to potential investors, which are anticipated to be institutional and/or strategic investors;

•	Develop a strategy to effectuate, and assist in structuring and negotiating, the proposed financing;

•	Act as a placement agent in the sale of equity, debt or convertible securities in the proposed financing.

The engagement agreement provides for payment of a monthly retainer to the investment bank for four months, payable by Bixby, and further provides that, if a financing is consummated, the investment bank will be entitled to a transaction fee which will be comprised of a combination of cash and equity interests. Under the engagement agreement, the investment bank will not be entitled to the transaction fees if a financing is undertaken by GCA or Bixby with certain pre-existing prospects of Bixby.  In that case, the parties will negotiate appropriate compensation for services provided by the investment bank based on industry standards in advance of the consummation of such a financing.

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Bixby will reimburse the investment bank for the investment bank’s reasonable, pre-agreed expenses in connection with its engagement.

The engagement agreement provides that during the term of the investment bank’s engagement:

•	neither GCA nor Bixby will solicit any offers from any parties in connection with a financing and they will advise the investment bank of any indications of interest to participate in a financing;

•	GCA and Bixby will keep confidential, and not provide to any third party, materials relating to a financing without the investment bank’s consent.

The engagement agreement grants the investment bank a right of first refusal to finance:

•	on a project basis, the further expansion of the Cheylan Virgina reference plant beyond the scope of the pilot project;

•	on a project basis, any additional plants to be controlled by GCA;

•	on a corporate finance basis, GCA for a period of 24 months following the closing of a financing contemplated by the engagement agreement.

Under the engagement agreement, each of GCA and Bixby agree to indemnify the investment bank against any claims arising from GCA’s or Bixby’s respective acts or omissions in the performance of its agreements or from any untrue statements or omissions from information furnished by it to the investment bank, upon terms that are customary under investment banking agreements.

GCA and Bixby acting jointly, or the investment bank, may terminate the engagement agreement at any time upon written notice.  Termination of the engagement agreement will not effect any of the following obligations of GCA or Bixby:

•
to pay the investment bank compensation earned up to the date of the termination, or which becomes payable to the investment bank after termination arising from consummation of a financing by investors introduced by the investment bank within 24 months after termination;

•	arising from any financing under the investment bank’s right of first refusal to provide or arrange future financings, or

•	to reimburse the investment bank its reimbursable expenses.

No assurance can be given that any financing of GCA or Bixby will result from the relationship with the investment bank described above, and if a financing does occur, GCA cannot predict what the structure, terms or pricing of that financing would be or what effect it would have on the rights of GCA’s stockholders and other securityholders.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GCA I ACQUISITION CORP.

Date: August 25, 2009
	By:	/s/ Michael M. Membrado
Michael M. Membrado